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                                                                    EXHIBIT 10.1


                                AMENDMENT TO THE
                            SCS TRANSPORTATION, INC.
                              AMENDED AND RESTATED
                           2003 OMNIBUS INCENTIVE PLAN

                  WHEREAS, SCS Transportation, Inc. ("SCS") previously adopted the SCS Transportation, Inc. Amended and Restated 2003 Omnibus Incentive Plan ("Plan") for the benefit of certain eligible employees;

                  WHEREAS, Section 20 of the Plan affords the Board of Directors (the "Board") of SCS the authority to amend the Plan; and

                  WHEREAS, the Board desires to amend the Plan, effective immediately, to afford the Board's Compensation Committee ("Committee") authority to grant to the non-executive chairman of the Board the cash equivalent of the awards made under Section 10.1 and 10.3, which awards would otherwise be payable in Shares.

                  THEREFORE, effective immediately, the Plan is amended as follows:

         1. A new sentence is added to the end of Section 10.1 to read as follows:

         Notwithstanding the preceding, any award made under this Section 10.1 to the non-executive chairman of the Board may, at the discretion of the Committee, be made in cash rather than in Shares.

         2. A new sentence is added to the end of Section 10.3 to read as follows:

         Notwithstanding the preceding, any award made under this Section 10.3 to the non-executive chairman of the Board may, at the discretion of the Committee, be made in cash rather than in Shares. The cash award shall be equal to the Fair Market Value of the equity award as of the date of the award.

                  IN WITNESS WHEREOF, this Amendment to the Plan has been duly executed as of the _______ day of July, 2006.


SCS Transportation, Inc.

By:
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Name:
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Title:
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